EXHIBIT 5.2

                            FORM OF LEGALITY OPINION

_______ , 2004



U.S. Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:


             Re: Media Century International Limited (the "Company")

         We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the proposed offering by the Company of common shares in the Company (the "Shares"), par value US$0.01 per Share, held by them as described in the draft prospectus (the "Prospectus") contained in the Company's registration statement on Form F-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on or about the date hereof under the United States Securities Act of 1933 (the "Securities Act").

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of British Virgin Islands and is limited to and is given on the basis of the current law and practice in British Virgin Islands. Subject as mentioned below, this opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         Our opinions are based upon the understanding that the material facts are as described in the Registration Statement and that the representations made to us are true, correct and complete. In rendering our opinions we have relied upon such documents and such representations without undertaking independently to verify the accuracy and completeness of the matters covered thereby.

         Based upon the foregoing, it is our opinion that:

         Pursuant to the International Business Companies Act of the British Virgin Islands in effect as of the date of this prospectus, holders of common stock who are not residents of the BVI are exempt from BVI income tax on dividends paid with respect to the common stock, and all holders of common stock are not liable for BVI income tax on gains realized during that year on sale or disposal of such shares;

         The BVI does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act;

         There are no capital gains, gift or inheritance taxes levied by the BVI government on companies incorporated under the International Business Companies Act; and

         Transfers of the common stock of a BVI company is not subject to transfer taxes, stamp duties or similar charges or levies.

         We hereby consent to the filing of this opinion as an Exhibit 5.3 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.



                                                Yours faithfully,




                                                Conyers Dill & Pearman